Exhibit 10.9

SALES CONSULTING AGREEMENT

THIS SALES CONSULTING AGREEMENT (“Agreement”) is entered into by and between Amerivon Holdings, LLC, a Nevada limited liability company (“Amerivon”), and aVinci Media, LC, a Utah limited liability company (“aVinci”), effective as of July 1, 2008 (the “Effective Date”).

RECITALS

A.           The parties entered into a Sales Representation Agreement, on or about July 1, 2007, and desire to terminate such agreement in its entirety with the $5,000 advanced by aVinci to Amerivon being deemed earned by Amerivon and constituting payment in full for all fees earned from July 1, 2007 through June 30, 2008.

B.           aVinci and Amerivon desire to enter into a new agreement whereby Amerivon will provide retail sales channel consulting services including identifying, introducing and helping aVinci negotiate agreements both directly with mass retailers and with sales representatives and organizations where needed to sell into mass retailers as set forth and agreed to herein.

Based upon the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereto agree as follows:

AGREEMENT

1.           Services. The retail sales channel consulting services to be provided under this Agreement by Amerivon include identifying, introducing, helping aVinci negotiate agreements with sales representatives and organizations that can sell aVinci products into mass retailers, and helping coordinate the efforts of contracted sales representatives and organizations (collectively the “Services”).

2.           Term.  The term of this Agreement is one year from the Effective Date subject to automatic extensions from year-to-year thereafter unless cancelled at least 30 days before the end of the then current term upon written notice from one party to the other and also subject to cancellation as provided herein.

3.           Fees.   In exchange for the Services, aVinci will pay Amerivon 1.25% of aVinci’s “Net Sales” generated through “Mass Retail” (“Fees”). “Mass Retail” means any retailer having more than 100 physical store locations.  “Net Sales” means revenue generated to aVinci through aVinci product sales in Mass Retail less any discounts, freight, promotional allowances, returns, non-payments, rebates and other customary allowances.

3.1           Fee Payment.  aVinci will pay any Fee due to Amerivon within 30 days of the end of the month during which Fees are earned and collected.  In the event a Fee is paid or not ultimately collected or all or any part is refunded, aVinci will recover the amount of the Fee paid from Amerivon in the form of offsets to Fees owed on other business.  All Fees will be paid less any required federal, state, or other required withholdings.

3.2           Options.   aVinci previously granted Amerivon 1,500,000 options (pre-merger with Secure Alliance Holdings Corporation) in conjunction with the previous Sales Representation Agreement which are the subject of a separate Stock Option Agreement.  Such options continue hereunder with the parties acknowledging that such options on a post-merger basis would allow Amerivon to purchase up to 653,222 shares of common stock in each of the years 2008 and 2009 upon achievement of certain benchmarks in Net Sales generated in Mass Retail in 2008 and 2009. The benchmarks for 2008 are set forth on Exhibit A.  The parties agree to negotiate in good faith benchmarks for 2009 in November 2008 with maximum vesting occurring at $10 million in Net Sales generated in Mass Retail in 2009.  Amerivon has the right to distribute these options to sales representatives and organizations as mutually determined with aVinci.

4.           Termination.  After the initial 12-month term, either party may terminate this Agreement upon 90 days written notice to the other party.  In the event of termination for any reason other than Amerivon’s material breach, aVinci will continue to pay all fees that become due during the 90 day notice period and for 90 days thereafter.

5.           Confidentiality.  Both parties have confidential information that includes valuable technical, business, and financial information, and customer contacts, trade secrets, and know-how relating to its technology, software, business contacts and business and marketing plans (“Confidential Information”). Each party has and will provide the other with such Confidential Information in conjunction with the Services which will remain such party’s Confidential Information, and each party agrees to hold such Confidential Information, and any previously disclosed Confidential Information, in confidence and not to use the Confidential Information commercially for its own benefit or the benefit of anyone else, and not to use the Confidential Information for the purpose of developing or improving such Confidential Information for anyone except the other party.  Each party will use at least reasonable care in protecting the Confidential Information from unauthorized disclosure, loss, theft, or misappropriation and will not disclose it to any third party or representative, with our without authorization, if such disclosure would violate U.S. law.

6.           General Provisions.

6.1           Independent Contractor Relationship.  The relationship between aVinci and Amerivon is one of principal and independent contractor.  Amerivon is not an agent, employee, partner, joint venture, franchisee, or fiduciary of aVinci.  Subject to the limitations set forth herein, Amerivon will have sole control of the manner and means of performing its obligations and duties under this Agreement.  Amerivon will bear all of its costs and expenses, including, without limitation, motor vehicle, travel, entertainment, office, rent, clerical, employee, tax, insurance, telephone and all other selling and operating expenses Amerivon incurs, and aVinci will not in any way be responsible or liable therefore.  Amerivon will not have authority or hold itself out as having authority to bind aVinci to any agreement with any sales representative or organization.

6.2           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, the parties hereby waive any provision of law that prohibits or renders unenforceable provisions hereof in any respect.

6.3           Assignment. Amerivon’s rights and obligations hereunder will not be assignable or otherwise transferable without the prior written consent of aVinci.

6.4           Successors. All of the terms, covenants, representations, warranties, and conditions set forth in this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, and legal representatives.

6.5           Amendment and Waiver.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by or on behalf of the waiving party. The waiver by any party at any time or times to require performance under any provision hereof will in no manner effect such party’s right at a later time to enforce the same provision or provisions.

6.6           Notices.    Notices and other communications provided for herein will be in writing and will be delivered by hand or will be sent by telecopy (and if sent by telecopy, will be confirmed by registered mail, return receipt requested, or by overnight mail or courier, postage and delivery charges prepaid), to the last know business or resident address or facsimile number of the party.  Whenever any notice is required to be given hereunder, such notice will be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telecopy, when received.  Addresses may be changed upon notice of such change given as provided in this Section.

6.7           Jurisdiction and Governing Law. The parties consent, agree, and stipulate that this Agreement will be deemed fully executed and performed in the State of Utah and will be governed by and construed in accordance with the laws thereof; and in any proceeding, action, or appeal on any matter related to or arising out of this Agreement will be subject to the exclusive jurisdiction of a court of appropriate jurisdiction in Salt Lake County, State of Utah.

6.8           Attorney’s Fees.  If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action will be entitled to recover all costs of suit and reasonable attorney’s fees as determined by the court.

6.9           Entire Agreement. This Agreement contains the entire understanding between the parties and supersede any prior written or verbal agreements between them respecting the subject matter hereof.  Upon the effectiveness hereof, any such prior verbal or written agreements will terminate.

6.10           Headings.  Section and other headings contained in this Agreement are for convenience of reference only and will not effect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

“aVinci”	“Amerivon”

aVinci Media, LC	Amerivon Holdings, LLC

Chett B. Paulsen, President	Tod M. Turley, Chief Executive Officer

Exhibit A
Incremental Vesting of Option

The parties agree that the Options granted to Amerivon and subject to performance vesting for 2008 and 2009, will also be subject to incremental vesting (up to a maximum aggregate of 653,222 shares each calendar year) as set forth below:

2008 Total Net Sales
Total Net Sales	Incremental Vesting*	Aggregate Vesting
$500,000	87,096	87,096
$1.0 million	87,096	174,193
$1.5 million	43,548	217,741
$2.0 million	43,548	261,289
$2.5 million	43,548	304,837
$3.0 million	43,548	348,385
$3.5 million	76,209	424,594
$4.0 million	76,209	500,804
$4.5 million	76,209	577,013
$5.0 million	76,209	653,222

*No incremental pro-rata vesting between Net Sales tiers.

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